Exhibit 10.1

AMENDMENT NO. 1 TO THE
ETSY, INC.
MANAGEMENT CASH INCENTIVE PLAN
Effective April 4, 2016

The Board of Directors of Etsy, Inc. adopted the Etsy, Inc. Management Cash Incentive Plan (the “Plan”) on March 4, 2015.

Pursuant to the provisions of Section 7.2 of the Plan, the Compensation Committee of the Board of Directors hereby approves the following amendments to the Plan, effective April 4, 2016.

The Plan is amended as follows:

1)	Section 3.7 is amended by adding the language shown in italics below:

3.7 Leaves of Absence. Except as otherwise provided in a participation notice, if a Participant is on a leave of absence for a portion of a Performance Period, to the extent permissible by applicable law, the Participant will be eligible to receive only a pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when the Participant was on leave.

2)	Section 4.2 is amended by adding the language shown in italics below:

4.2 Timing of Payment. Subject to Section 3.5, payment of each Actual Award shall be made as soon as administratively practicable, but in the United States, in no event later than two and one-half months after the end of the later of the calendar or Company fiscal year (as applicable) in which the Participant becomes vested in such payment.